EXHIBIT 99.1

NEWS RELEASE

May 15, 2024

FSI ANNOUNCES FIRST QUARTER, 2024 FINANCIAL RESULTS

A Conference call is scheduled for Thursday, May 16, 2024,

11:00am Eastern Time

See dial in number below

VICTORIA, BRITISH COLUMBIA, May 15, 2024 – FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (NYSE Amex: FSI), is the developer and manufacturer of biodegradable polymers for oil extraction, detergent ingredients and water treatment as well as crop nutrient availability chemistry. Flexible Solutions also manufactures biodegradable and environmentally safe water and energy conservation technologies. Today the Company announces financial results for first quarter ended March 31, 2024.

Mr. Daniel B. O’Brien, CEO, states, “Progress is being made. We streamlined operations by closing our Naperville R&D facility and moving all the work to our Peru, IL building. The exit costs from this action were nearly all taken in Q1 so, the benefits will become evident in Q2 and Q3. Some price increases have been possible but not enough to recover past margins yet. Several large new opportunities have been found in the food/nutraceutical market and are proceeding toward revenue in the 2024 year.”

●	Sales for the first quarter (Q1) were $9,224,872 down approximately 6% when compared to sales of $9,847,517 in the corresponding period a year ago.

●	Q1, 2024 net income was $457,226 or $0.04 per share, compared to a net income of $884,369, or $0.07 per share, in Q1, 2023.

●	The lower earnings reported for Q1, 2024 were due to higher cost of goods, lower sales and product mix as well as significantly higher Depreciation and amortization expenses. In addition, higher Stock based compensation expenses and one-time costs associated with closing our Naperville office affected the quarter.

●	Basic weighted average shares used in computing earnings per share amounts were 12,449,699 and 12,432,914 for Q1, 2024 and Q1, 2023 respectively.

●	Q1, 2024 Non-GAAP operating cash flow: The Company shows 3 months operating cash flow of $1,341,485, or $0.11 per share. This compares with operating cash flow of $1,729,956, or $0.14 per share, in the corresponding 3 months of 2023 (see the table and notes that follow for details of these calculations).

The NanoChem division and ENP subsidiary continue to be the dominant sources of revenue and cash flow for the Company. New opportunities continue to unfold in detergent, food, nutraceuticals, oil field extraction, turf, ornamental and agricultural use to further increase sales in these divisions.

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Conference call

A conference call has been scheduled for 11:00 am Eastern Time, 8:00 am Pacific Time, on Thursday May 16th, 2024. CEO, Dan O’Brien will be presenting and answering questions on the conference call. To participate in this call please dial 1-800-225-9448 (or 1-203-518-9708) just prior to the scheduled call time. To join the call participants will be requested to give their name and company affiliation. The conference ID: SOLUTIONS and/or call title Flexible Solutions International – First Quarter, 2024 Financials may be requested

The above information and following table contain supplemental information regarding income and cash flow from operations for the period ended March 31, 2024. Adjustments to exclude depreciation, stock option expenses and one time charges are given. This financial information is a Non-GAAP financial measure as defined by SEC regulation G. The GAAP financial measure most directly comparable is net income.

The reconciliation of each Non-GAAP financial measure is as follows:

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

consolidated Statement of Operations

For Three Months Ended March 31, 2024 and 2023

(three Months Operating Cash Flow - Unaudited)

	THREE MONTHS ENDED MARCH 31
	2024	2023
Revenue	$9,224,872	$9,847,517
Income (loss) before income tax – GAAP	$780,387	$1,264,271
Provision for Income tax – net- GAAP	$(264,178)	$(299,777)
Net income (loss)- GAAP	$457,226	$884,369
Net income (loss) per common share – basic. – GAAP	$0.04	$0.07
3 month weighted average shares used in computing per share amounts – basic.-GAAP	12,449,699	12,432,914

	3 month Operating Cash Flow Ended March 31
Operating Cash Flow (3 months). NON-GAAP	$1,341,485	a,b,c	$1,729,956	a,b,c
Operating Cash Flow per share excluding non-operating items and items not related to current operations (3 months) – basic. -NON-GAAP	$0.11	a,b,c	$0.14	a,b,c
Non-cash Adjustments (3 month) -GAAP	$676,027	d	$528,108	d
Shares (3 month basic weighted average) used in computing per share amounts – basic -GAAP	12,449,699		12,432,914

Notes: certain items not related to “operations” of the Company’s net income are listed below.

a)	Non-GAAP – Flexible Solutions International purchased 65% of ENP in 4th quarter, 2018 (October 2018). Therefore Operating Cash Flow is adjusted by the pre-tax Net income or loss of the non-controlling interest in ENP for 2023 only. The 2024 entry in the “Statement of operations and comprehensive income” is a pretax number therefore no adjustment is required.

b)	Non-GAAP – amounts exclude certain cash and non-cash items: Depreciation and Stock compensation expense (2024 = $676,027, 2023 = $528,108), Interest expense (2024 = $175,266, 2023 = $134,870), Interest income (2024 = $48,197, 2023 = $12,011), Gain on investment (2024 = $182,975, 2023 = $69,995), Income tax (2024 = ($264,178), 2023 = ($299,777)), and pretax Net income attributable to non-controlling interests (2024 = $58,983, 2023 = $115,287). Although included in operating expenses these onetime expenditures were not related to operations of FSI. *See the financial statements for all adjustments.

c)	The revenue and gain from the 50% investment in the private Florida LLC announced in January 2019 are not treated as revenue or profit from operations by Flexible Solutions given the Company only purchased 50% of the LLC. The profit is treated as investment income and therefore occurs below Operating income in the Statement of Operations. As a result, the gains from all investments (2024 = $182,975, 2023 = $69,995), including those from the Florida LLC, are removed from the calculation to arrive at Operating Cash Flow.

d)	Non-GAAP – amounts represent depreciation and stock compensation expense.

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Safe Harbor Provision

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Flexible Solutions International

6001 54th Ave, Taber, Alberta, CANADA T1G 1X4

Company Contacts

Jason Bloom

Toll Free: 800 661 3560

Fax: 403 223 2905

E-mail: info@flexiblesolutions.com

If you have received this news release by mistake or if you would like to be removed from our update list please reply to: info@flexiblesolutions.com

To find out more information about Flexible Solutions and our products, please visit www.flexiblesolutions.com.

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